TWO PENN PLAZA EAST
NEWARK, NEW JERSEY 07105
(973) 491-9500
FAX (973) 491-9692

TWO PENN PLAZA, SUITE 1500
NEW YORK, NEW YORK 10048
(212) 292-5100

Please Reply to: Newark

Exhibit 5.1

November 26, 2008

National Fuel Gas Company
6363 Main Street
Williamsville, New York 14221

Ladies and Gentlemen:

     This opinion relates to the Registration Statement (“Registration Statement”) on Form S-3 to be filed on or about the date hereof with the Securities and Exchange Commission (“SEC”) by National Fuel Gas Company (“Company”) under the Securities Act of 1933, as amended (“1933 Act”), pursuant to which the Company intends to register 1,449,169 shares of its common stock, $1.00 par value (“Stock”), together with the common stock purchase rights appurtenant thereto (“Rights” and, together with the Stock, the “Shares”), for offer, issuance and delivery in connection with its Direct Stock Purchase and Dividend Reinvestment Plan (“Plan”).

     In connection with this opinion, we have examined (a) the Registration Statement, (b) the original Certificate of Incorporation of the Company, filed on December 8, 1902, and all amendments thereto and restatements thereof through the date hereof, (c) the New Jersey statute under which the Company was organized (N.J. Laws 1896, ch. 185), and all amendments thereto, restatements thereof and successor statutes thereto through the date hereof, (d) opinions heretofore issued by our firm (which has represented by the Company, as New Jersey counsel, since its inception) in connection with share issuances by the Company, and (e) originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, instruments and other documents, and such questions of law, as we have deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers of the Company.

     Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

     1. Your Company is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

     2. Stock to be acquired by Plan participants that is purchased by the Plan Administrator (as defined in the Registration Statement) in the open market will have been

National Fuel Gas Company
November 26, 2008

validly issued, fully paid and non-assessable, and the Rights appurtenant thereto will have been validly issued.

     3. All requisite action necessary to make any authorized but unissued Stock that is issued by the Company in connection with the Plan, validly issued, fully paid and non-assessable will have been taken, provided that:

          A. The original issue Stock shall have been issued and delivered for the consideration contemplated in accordance with the terms and conditions of the Plan and as contemplated by the Registration Statement; and

          B. If the original issue Stock is certificated, the certificates therefor shall have been duly executed, countersigned, registered and delivered.

     4. The Rights, when issued as contemplated by the Registration Statement and in accordance with the terms and conditions of the Amended and Restated Rights Agreement, dated as of July 11, 2008 (as amended and restated, the “Rights Agreement”), between the Company and The Bank of New York, as Rights Agent, will be validly issued.

     In rendering the opinion expressed in paragraph 2 regarding the legal status of the issued and outstanding Stock, we have assumed that all of the Stock issued and outstanding as of March 27, 1943 was validly issued, fully paid and non-assessable. The basis of this assumption is threefold. First, on March 27, 1943, we rendered an opinion in connection with the sale by the then largest Company shareholder of over ten percent (10%) of the Stock then issued and outstanding and opined that such Stock was validly issued, fully paid and non-assessable. Second, the Stock being sold in 1943 both included, and was derived from, Stock issued at the inception of the Company in 1902. Third, the selling shareholder in 1943 was the successor by assignment to one of the largest single shareholders of the Company who had been a shareholder of the Company since its inception in 1902. Otherwise stated, we have assumed that the legal status of the large block of Stock sold in March of 1943 was in all material respects representative of the legal status of all of the Stock then issued and outstanding.

     The opinion set forth in paragraph 4 is limited to the valid issuance of the Rights under the corporation laws of the State of New Jersey. In this connection, we have not been asked to express and, accordingly, do not express, any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, or the enforceability of any particular provisions of the Rights Agreement.

     We are members of the New Jersey Bar and do not hold ourselves out as experts on the laws of any other jurisdiction, and, therefore, do not express any opinion herein concerning any laws other than the laws of the State of New Jersey.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving this consent, we do not thereby admit

National Fuel Gas Company
November 26, 2008

that we belong to the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Stryker, Tams & Dill LLP

STRYKER, TAMS & DILL LLP